Exhibit 10.48

Execution Copy

FIRST AMENDMENT OF THE
CENTURY ALUMINUM COMPANY
SUPPLEMENTAL RETIREMENT INCOME BENEFIT PLAN

     WHEREAS, Century Aluminum Company (the “Company”) adopted the Century Aluminum Company Supplemental Retirement Income Benefit Plan effective as of January 1, 2001 (the “Plan”); and

     WHEREAS, the Company wishes to amend the Plan to modify the manner in which the unlimited pension benefit (“UPB”) is calculated, to clarify that an affiliate of the Company may not amend or terminate the Plan and to correct several typographical errors; and

     WHEREAS, the Company may so amend the Plan with the approval of the Compensation Committee under Section 13 thereof;

     NOW, THEREFORE, effective as of January 1, 2004, the Plan is amended as follows:

     1. “UPB” is substituted for “URB” each time these letters appear in the Table of Contents and Section 7 to correct typographical errors.

     2. Paragraph (a) of Section 1 Purpose is amended to read in full as follows:

     (a) To provide an annual retirement benefit for life to certain executives of Century Aluminum Company and its affiliates (collectively, the “Company”), equal to the additional annual benefit which would have accrued to the executive under the Company’s tax qualified defined benefit pension plan covering salaried employees (the “Pension Plan”) if the annual benefit and compensation limits imposed by applicable tax law were not applicable and if the calculation of “Final Average Monthly Compensation” under the Pension Plan was modified in certain respects.

     3. Paragraph (a) of Section 5 Amount of Supplemental Retirement Income Benefit is amended to read in full as follows:

     (a) Unlimited Pension Benefit (UPB). An annual retirement benefit for life shall be payable to a Participant under the Plan equal to the additional annual benefit which would have accrued to the Participant under the Pension Plan if the annual benefit and compensation limitations described in subparagraphs (i) and (ii) below were not applicable and if the calculation of “Final Average Monthly Compensation” was modified as described in subparagraph (iii) below (the “unlimited pension benefit” or “UPB”), the amount of which shall be determined as follows:

          (i) The limitation on annual benefits under the Pension Plan with respect to such Participant under Section 415 of the Code shall be disregarded;

          (ii) The dollar limitation of Section 401(a)(17) of the Code on the amount of annual compensation that may be taken into account under the Pension Plan shall be disregarded;

          (iii) “Final Average Monthly Compensation” under the Pension Plan shall be calculated by reference to “Compensation” in any three calendar years (out of the last ten calendar years of employment) which produces the highest monthly average; and

          (iv) The annual amount payable to the Participant under the Pension Plan (after the limitations described in subparagraphs (i) and (ii) above and before the modification described in subparagraph (iii) above) shall be credited against and shall reduce the UPB payable under the Plan.

     3. The first sentence of paragraph (a) of Section 13 Amendment or Termination of the Plan is amended to read as follows:

          Century Aluminum Company, with the approval of the Compensation Committee, reserves the right to amend or terminate the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason.

     TO RECORD THE ADOPTION OF THIS FIRST AMENDMENT OF THE PLAN WITH THE APPROVAL OF THE COMPENSATION COMMITTEE, Century Aluminum Company has caused this document to be executed on its behalf by its duly authorized officer.

CENTURY ALUMINUM COMPANY
Dated: October 1, 2004	By:	/s/ Gerald J. Kitchen
		Name:	Gerald J. Kitchen
		Title:	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

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